SUMMARY PROSPECTUS FOR NEW INVESTORS
Dated May 1, 2021

MILESTONE VUL-G

FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY
Issued by
SYMETRA LIFE INSURANCE COMPANY
Administrative Office:
P.O. Box 34690
Seattle, WA 98124

This Summary Prospectus summarizes key features of Milestone VUL-G, a flexible premium adjustable variable life insurance policy (“Policy”). Before you invest, You should also review the prospectus for the Policy, which contains more information about the Policy’s features, benefits, and risks. You can find this document and other information about the Policy online at [___]. You can also obtain this information at no cost by calling 1-800-796-3872 or by sending an email request to [___].

You may cancel your Policy within 35 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, You will receive either a full refund of the amount You paid with your application or your total Policy value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

Additional general information about certain investment products, including variable life insurance, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

DEFINITIONS USED IN THIS SUMMARY PROSPECTUS
Administrative Office: Either the Company’s mailing address for correspondence and Written Notices (P.O. Box 34690, Seattle, Washington 98124), or the Company’s mailing address for payments (P.O. Box 34815, Seattle, Washington 98124).

Attained Age: The Insured’s age as of the nearest birthday on the Policy Date, plus the number of complete Policy Years since the Policy Date.

Beneficiary: The person or persons designated to receive all or a portion of the Death Benefit when the Insured dies. You may name primary, contingent and irrevocable Beneficiaries. A primary or Contingent Beneficiary named on the application may be changed as provided in the Policy.

Cancellation Period: The period during which the Owner may cancel the Policy for a refund by returning it to the Company, as described in this prospectus.

Contingent Beneficiary: The person(s) to whom the Death Benefit is paid upon the death of the Insured if the primary Beneficiary (or Beneficiaries) is (are) not living.

Death Benefit: The amount payable to the Beneficiary, before adjustment for riders, loans and certain deductions, if the Insured dies while the Policy is in force.

Death Benefit Proceeds: The amount payable to the Beneficiary, as described in DEATH BENEFIT of this prospectus, if the Insured dies while the Policy is in force.

Due Proof of Death: Proof of death satisfactory to the Company. Due Proof of Death may consist of the following:
•A certified copy of a death record;
•A certified copy of a court decree reciting a finding of death; and
•Any other proof satisfactory to the Company.

Fixed Account: Part of the Company’s General Account to which Policy Value may be transferred or Net Premium Payments may be allocated under a Policy.
Fixed Policy Value: The Policy Value in the Fixed Account.
Fund: Any open-end management investment company or investment portfolio thereof, or unit investment trust or series thereof, in which a Subaccount invests.
General Account: The assets of the Company other than those allocated to the Variable Account or any other separate account of the Company.
Grace Period: A 61-day period after which the Policy will Lapse if sufficient additional premium payments are not made.
Initial Premium Payment: The amount that the Owner pays before the Policy is issued.
Initial Specified Amount: The Specified Amount on the Issue Date.
Insured: The individual whose life is insured by the Policy. The Owner can be, but does not have to be, the same as the Insured.
Issue Age: The Insured’s age as of the nearest birthday on the Policy Date. The Policy is considered to be “in force” starting on the Issue Date.

Issue Date: The date the Policy is issued and coverage begins under the Policy.
Lapse: Termination of the Policy, without value, at the expiration of a Grace Period while the Insured is still living and before the Maturity Date.
Loan Account: A portion of the Company’s General Account to which Variable Policy Value or Fixed Policy Value is transferred to provide collateral for any loan taken under the Policy.
Loan Account Value: The Policy Value in the Loan Account.
Loan Amount: At any time other than a Policy Anniversary, the Loan Account Value plus any interest charges accrued on the Loan Account Value up to that time. On the Policy Anniversary, the Loan Amount equals the Loan Account Value.
Maturity Date: The Policy Anniversary nearest the Insured’s 120th birthday.
Monthly Anniversary Day: The same day as the Policy Date for each succeeding month. Whenever the Monthly Anniversary Day falls on a date other than a Valuation Day, the Monthly Anniversary Day will be deemed to be the immediately succeeding Valuation Day.
Monthly Deduction: The Monthly Deduction consists of:
•the monthly administrative charge; plus
•the monthly expense charge; plus
•the monthly cost of insurance charge; plus
•the monthly Variable Policy Value charge; plus
•the monthly cost of additional benefits provided by riders.

Net Amount at Risk: As of any Monthly Anniversary Day, the Death Benefit (discounted for the upcoming month) minus the Policy Value (before deducting the Monthly Deduction).
Net Premium Payment: Your premium payment minus any premium charge.
Net Surrender Value: The Surrender Value minus any Loan Amount.
Owner (You, Your): The person (or persons) who owns (or own) the Policy and who is (are) entitled to exercise all rights and privileges provided in the Policy. Ownership may be transferred, as provided in the Policy. Following a transfer of ownership, “You” and “Your” will refer to the new Owner. Singular references to Owner include all Owners if there is more than one. In the case of joint Owners, references to actions by the Owner shall mean all Owners acting jointly.
Planned Periodic Payment: The premium payment selected by the Owner as an amount that he or she (or they) plan(s) to pay on a monthly, quarterly, semi-annual, or annual basis over the life of the Policy.
Policy Anniversary: The same date in each Policy Year as the Policy Date.
Policy Date: The date used to determine the Issue Age. The Policy Date may be the Issue Date or any date up to six months prior to the Issue Date. Policy Years, Policy months, and Policy Anniversaries are measured from the Policy Date. The Policy Date is never the 29th, 30th or 31st of a month.
Policy Value: The sum of the Variable Policy Value, the Fixed Policy Value and the Loan Account Value.
Policy Year: A twelve-month period beginning on the Policy Date or on a Policy Anniversary.

Risk Class: A category in which each prospective Insured is placed by the Company as a result of underwriting the Owner’s application. Risk Classes reflect the Company’s assessment of the life expectancy of the Insureds in the Class.
Specified Amount: A dollar amount selected by the Owner that is used to determine the amount of the Policy’s Death Benefit. The Initial Specified Amount is shown in Your Policy. The actual amount We pay on the death of the Insured may be affected by tax law requirements and may be adjusted as described in the Policy.
Subaccount: A subdivision of the Variable Account, the assets of which are invested in a corresponding Fund.
Subaccount Value: The Policy Value in a Subaccount.
Surrender Value: The Policy Value minus any applicable surrender charge.
Symetra Life (Company, we, us, our): Symetra Life Insurance Company.
Unit: A unit of measure used to compute Subaccount Value.
Valuation Day: For each Subaccount, each day on which the New York Stock Exchange is open for business except for certain holidays listed in the prospectus for the Policy and days that a Subaccount’s corresponding Fund does not value its shares.
Valuation Period: The period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.
Variable Account: Symetra Life Insurance Company Separate Account SL.
Variable Policy Value: The sum of all Subaccount Values.
Written Notice: A written notice or request in a form satisfactory to the Company that is signed by the Owner and received at Our Administrative Office. Alternatively, an instruction to the Company by the Owner on the Company’s website through the Owner’s online account pursuant to protocols established by the Company.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY

FEES AND EXPENSES
Charges for Early Withdrawals
We will deduct a surrender charge if You surrender Your Policy during the first fifteen (15) Policy Years. The surrender charge is assessed per $1,000 of Initial Specified Amount. The maximum surrender charge is $58.49 per $1,000 of Initial Specified Amount. For example, if You surrender your Policy during the first 15 Policy Years, You could pay a surrender charge of up to $5,849.00 on a $100,000 investment.

For more information, see SURRENDER CHARGE in the statutory prospectus.
Transaction Charges
In addition to surrender charges, You may also be charged for other transactions.
•A Premium Charge of 10% will apply to each Premium made to Your Policy.
•Upon each withdrawal, We may charge a $25 Withdrawal Processing Fee. This charge is currently waived.
•A Transfer Processing Fee of $25 may apply upon each transfer in excess of 24 transfers in a Policy Year. This charge is currently waived.

For more information, see CHARGES AND FEES in the statutory prospectus.
Ongoing Fees and Expenses (annual charges)
In addition to surrender charges and transaction charges, an investment in the Policy is subject to certain ongoing fees and expenses, including fees and expenses covering the cost of insurance under the Policy and the cost of optional benefits available under the Policy. These fees and expenses are set based on characteristics of the insured such as Attained Age, Issue Age, Risk Class of the Insured, and if permitted by state law, sex. You should view the Policy specifications page of Your Policy for rates applicable to Your Policy.

In addition, the Lapse Protection Benefit Rider and the Accelerated Death Benefit for Chronic Illness Plus Rider require an additional monthly charge.

You will also bear expenses associated with the Funds made available under the Policy. For the fiscal year ended December 31, 2020, the minimum and maximum total operating expenses were as follows:

For more information, see CHARGES AND FEES in the statutory prospectus.
Annual Fee Minimum Maximum
Fund Fees and Expenses _______% _______%

RISKS
Risk of Loss	You may lose money by investing in the Policy.	For more information, see POLICY RISKS in the statutory prospectus.
Not a Short-Term Investment
The Policy is not suitable as a short-term savings vehicle and, therefore, may not be the right kind of policy if You plan to withdraw money or surrender the Policy for short term needs. You may pay substantial charges if You surrender Your Policy.

For more information, see POLICY RISKS in the statutory prospectus.
Risks Associated with Investment Options
Investment in the Policy is subject to the risk of poor investment performance of the Funds and can vary depending on the performance of the Funds available under the Policy. Each Fund and the Fixed Account has its own unique risk. You should review these investment options before making an investment decision.

For more information, see POLICY RISKS in the statutory prospectus.
Insurance Company Risks
Investment in the Policy is subject to the risks related to Symetra Life. Any obligations, including obligations related to the Symetra Fixed Account, guarantees and benefits provided for under the Policy are subject to Our financial strength and claims paying ability. More information about Us, including Our financial strength ratings, is available upon request by calling 1-800-796-3872, or visiting Us at [www.symetra.com.]

For more information, see THE GENERAL ACCOUNT in the statutory prospectus.
Policy Lapse
The Policy will Lapse if the Net Surrender Value is not sufficient to cover the Monthly Deduction. This could happen due to poor Subaccount investment performance, withdrawals, and unpaid loans and loan interest. The death benefit will not be paid if a Policy Lapses.

Decreases in premium payments, not paying planned premium according to the illustrated schedule, decreasing the Specified Amount, and taking loans or withdrawals will reduce the Lapse Protection Value, in some cases by substantially more than the amount of the loan or the withdrawal, which may significantly shorten the length of the guarantee provided under this benefit.

1.We will reinstate a lapsed Policy only if our requirements for reinstatement are satisfied, including as to continued insurability of the Insured Person, and you will incur costs in connection with any reinstatement.

For more information, see POLICY LAPSE AND REINSTATEMENT in the statutory prospectus.

RESTRICTIONS
Investments
You may allocate amounts under the Policy to one or more of the Subaccounts and to the Fixed Account.

While the Lapse Protection Benefit Rider is in effect, You must allocate all of Your Net Premium Payments and transfers of Policy Value to the Subaccounts. Any allocation of new Premium or Policy Value to the Fixed Account after the Cancellation Period which is not related to an accelerated Death Benefit will terminate the Lapse Protection Benefit Rider.

We reserve the right to add, combine, restrict, or remove any Subaccount as an investment option under Your Policy. We further reserve the right to restrict or remove the Symetra Fixed Account as an investment option available under the Policy.

For more information, see APPENDIX A: PORTFOLIO COMPANIES AVAILABLE UNDER THE POLICY in the statutory prospectus.
Optional Benefits
Accelerated Death Benefit for Chronic Illness Rider,
This Rider may not be exercised if you have exercised the Accelerated Death Benefit for Terminal Illness Rider. We may modify or stop offering this Rider at any time.

Accelerated Death Benefit for Chronic Illness Plus Rider
This Rider may not be exercised if you have exercised the Accelerated Death Benefit for Terminal Illness Rider. We may modify or stop offering this Rider at any time.

Accelerated Death Benefit for Terminal Illness Rider
This Rider may not be exercised if you have exercised the Accelerated Death Benefit for Chronic Illness Plus Rider. We may modify or stop offering this Rider at any time.

For more information, see OTHER BENEFITS AVAILABLE UNDER THE POLICY in the statutory prospectus.

TAXES
Tax Implications
You should consult a competent tax professional before purchasing the Policy to determine the tax implications of an investment in and premium payments received under the Policy.
The Death Benefit payable under the Policy will be excluded from the Beneficiary's income and any increase in the value of the Policy during the lifetime of the Insured will be tax-deferred.
There is a special class of policies known as Modified Endowment Contracts ("MECs"). A policy becomes a MEC if premiums are paid into the policy too quickly within the first seven policy years. If your Policy is not a MEC, partial distributions will be treated as coming first from premium (not taxable) and then from the deferred earnings (taxable). Any loans taken under the Policy will not be treated as distributions. Complete surrenders are taxed to the extent the distributions exceeds the premiums paid. If a policy is a MEC, although the favorable tax treatment of the death benefit and the tax-deferred increase in the value of the policy remain unchanged, any lifetime distribution will be treated as coming first from earnings (taxable) and then from premium (not taxable) and any loans will be treated as distributions.
For more information, see TAXES in the statutory prospectus.

CONFLICTS OF INTEREST
Investment Professional Compensation
Registered representatives who solicit sales of the policies receive a portion of the commission payable to the broker-dealer firm, depending on the agreement between the broker-dealer and the registered representative. We generally pay commissions as a percentage of premiums invested in the Policy.

A registered representative may receive different compensation for selling different investment products, and may have a financial incentive to offer or recommend the Policy over another investment product.

For more information, see DISTRIBUTION in the statutory prospectus.
Exchanges
A registered representative may have a financial incentive to offer You a new Policy in the place of a policy You already own.

You should not exchange another variable life insurance policy for this one unless You determine, after comparing the features fees and risks of both policies, that the exchange is preferable for You to purchase the new Policy rather than continue to own the existing policy.
For more information, see DISTRIBUTION in the statutory prospectus.

OVERVIEW OF THE POLICY

The Policy can be used for insurance protection and estate planning, as well as for other long-term financial goals. You should consider the Policy in conjunction with other insurance You own. It is designed to help meet long-term financial objectives. The Policy (particularly when used in conjunction with the Lapse Protection Benefit Rider) provides a very high Death Benefit as a function of premium payments. This Policy may be appropriate if You have a long investment time horizon and are looking to maximize the Death Benefit available to Your Beneficiaries after Your (or another insured’s) death.

Premiums. If You are between the ages of 20 to 85, You may purchase a Policy and begin submitting premium payments. You may establish a schedule of monthly, quarterly, semi-annual or annual premium payments, but You are not required to pay premiums according to the schedule. You can change the frequency and amount of, skip, or make unplanned, premium payments. Failing to pay premiums, alone, will not cause the Policy to Lapse, and paying planned premiums will not guarantee that the Policy will remain in force. For more information, see PREMIUMS.

We reserve the right, at any time and without prior notice, to limit the amount or frequency of premium payments or refuse to accept a premium payment under the Policy. Aggregate premium payments in excess of $3 million over the life of the Policy are subject to Our prior approval.

Investment Options. You may allocate Your Net Premium Payments and Policy Value to one or more of the Subaccounts, each of which invests in a designated Fund. Owners who do not keep the Lapse Protection Benefit Rider in force may also allocate Net Premiums or Policy Value to the Fixed Account, which credits guaranteed interest.
A discussion of each Fund available as an investment option under the Policy can be found in APPENDIX: PORTFOLIO COMPANIES AVAILABLE UNDER THE POLICY.

Death Benefit. The primary benefit of this Policy is life insurance coverage. For more information, see STANDARD DEATH BENEFIT.
Income Tax Compliance Tests. You may choose between two federal income tax compliance tests for life insurance policies to calculate the minimum Death Benefit. The test You choose will generally depend on the amount of premiums You wish to pay relative to Your desired Death Benefit.

1.Cash Value Accumulation Test-generally does not limit the amount of premiums You can pay into Your Policy.
2.Guideline Premium Test-limits the amount of premiums You can pay into Your Policy, and the minimum Death Benefit will generally be smaller than the minimum Death Benefit under the Cash Value Accumulation Test.

You may not change tests after Your Policy is issued. You should consult Your tax advisor when choosing an income tax compliance test.
No Lapse Protection. When issued, Your Policy includes a rider that will help You manage some of the risk of Policy Lapse. The Lapse Protection Benefit Rider will prevent a Policy from lapsing due to insufficient Policy Value, as long as certain conditions are met. For more information, see “Lapse Protection Benefit Rider” in OTHER BENEFITS AVAILABLE UNDER THE POLICY.
Decreases in premium payments, not paying planned premium according to the illustrated schedule, decreasing the Specified Amount, and taking loans or withdrawals will all reduce the Lapse Protection Value and may substantially shorten the length of the guarantee provided under this benefit.
Access to Your Policy Value. Subject to certain restrictions, You can access the money in Your Policy by taking a loan against your Net Surrender Value, making withdrawals after the first Policy Year, and by surrendering Your Policy for the

Net Surrender Value. In addition, you can transfer Policy Value between or among any of the Subaccounts and the Fixed Account.
Supplemental Benefits and Riders. The Policy offers riders that provide supplemental benefits under the Policy. We will deduct an additional monthly charge for the Lapse Protection Benefit Rider and the Accelerated Death Benefit for Chronic Illness Plus Rider. For more information, see OTHER BENEFITS AVAILABLE UNDER THE POLICY.

1.Lapse Protection Benefit Rider.
2.Accelerated Death Benefit for Chronic Illness Rider.
3.Accelerated Death Benefit for Terminal Illness Rider.
4.Charitable Giving Benefit Rider.
5.Accelerated Death Benefit for Chronic Illness Plus Rider.

STANDARD DEATH BENEFIT

DEATH BENEFIT PROCEEDS
Upon receipt of Due Proof of Death of the Insured while the Policy is in force, We will pay the Death Benefit Proceeds to the primary Beneficiary(ies), if living, or to a Contingent Beneficiary. If no Beneficiary or Contingent Beneficiary survives the Insured, We will pay the Death Benefit Proceeds to the Owner or the Owner’s estate. We will pay the Death Benefit in a single sum or under a payment option provided under the Policy that the Owner or the Beneficiary(ies) select(s). See “Settlement Options” in OTHER INFORMATION ABOUT THE POLICY.

The Death Benefit Proceeds equal:	•	The Death Benefit; plus
	•	Any Death Benefit under any rider to the Policy; minus
	•	Any liens; minus
	•	Any Loan Amount; minus
	•	Any unpaid Monthly Deductions if the Insured dies during the Grace Period.
We may further adjust the amount of the Death Benefit if We contest the Policy based on Your misstatement of the Insured's Age or, if permitted by state law, sex.
We will pay interest on the Death Benefit Proceeds from the date of death to the date of payment. The annual interest rate will be at least 1%. We will pay additional interest at an annual rate of 10% starting thirty-one (31) days following the latest of (1), (2) or (3) below until the date the Death Benefit proceeds are paid.

1.The date We receive Due Proof of Death at Our Administrative Office;
2.The date We receive sufficient information to determine Our liability, the extent of the liability, and the person(s) entitled to the Death Benefit Proceeds; or
3.The date that legal impediments to payment of the Death Benefit Proceeds that depend on actions of parties other than Symetra Life such as the establishment of guardianship and conservatorships, the appointment and qualification of trustees, and the submission of information necessary to satisfy state and federal reporting obligations are removed to Our satisfaction.

DEATH BENEFIT
Your Policy’s initial amount of insurance coverage, which You select in Your application, is its Initial Specified Amount. The maximum Specified Amount is generally $99 million. You may decrease, but not increase, Your Specified Amount. Insurance coverage becomes effective on the Issue Date (generally the business day on which We approve your application, determine You meet Our underwriting and administrative requirements, and receive any required Initial Premium Payment).

The Death Benefit is the greater of the Specified Amount on the date of the Insured’s death or the applicable “corridor” percentage of the Policy Value as of the Insured’s date of death, as shown in Your Policy. The amount of the Death Benefit is determined at the end of the Valuation Period in which the Insured dies. We also refer to the applicable corridor percentage as the “Death Benefit factor,” and that concept is explained in detail above under “OWNERSHIP RIGHTS—The Tax Compliance Test.”

OTHER BENEFITS AVAILABLE UNDER THE POLICY

In addition to the standard death benefit associated with Your Policy, other optional benefits may also be available to You. The following table summarizes the information about these benefits. Information about the fees associated with each benefit included in the table may be found in the Fee Table.

Name of Benefit	Purpose	Standard or Optional	Description of Restrictions/Limitations
Lapse Protection Benefit Rider	This benefit helps to ensure that the Policy will remain in force even if the Net Surrender Value is insufficient to cover Monthly Deductions.	Standard	•Withdrawals or Policy loans can significantly reduce the value of this benefit. •The Fixed Account investment option is not available with this benefit.
Accelerated Death Benefit for Chronic Illness Rider	You can access up to 50% of the Death Benefit (subject to a $500,000 maximum) under the Policy if a licensed health care practitioner certifies during the prior 12-month period that the Insured meets certain criteria.	Standard	•Not available for Policies issued with substandard ratings. •You may not exercise the Accelerated Death Benefit for Terminal Illness rider if this rider is exercised.
Accelerated Death Benefit for Terminal Illness Rider	You can access up to 75% of the Death Benefit (subject to a $500,000 maximum) under the Policy if a licensed physician certifies that the Insured is terminally ill with less than 12 months to live.	Standard	•Not available for Policies issued with substandard ratings. •Can only be exercised once. •You cannot exercise any other accelerated death benefits available under the Policy.
Charitable Giving Benefit Rider	Upon the Insured’s death, this rider provides an additional benefit of 1% of the Specified Amount of the Policy (up to $100,000) to the qualified charity of the Owner’s choice.	Optional	•Only available for Policies with a Specified Amount greater than $100,000.

Name of Benefit	Purpose	Standard or Optional	Description of Restrictions/Limitations
Accelerated Death Benefit for Chronic Illness Plus Rider	You can access up to 100% of the Death Benefit under the Policy if a licensed health care practitioner certifies during the prior 12-month period that the Insured meets certain criteria.	Optional	•You may not exercise the Accelerated Death Benefit for Terminal Illness rider if this rider is exercised.

BUYING THE POLICY

Premium payments should be made payable to Symetra Life Insurance Company and in a form acceptable to us. You may choose to pay premiums:

1.By personal check drawn on U.S. funds;
2.By Electronic Funds Transfer (EFT); or
3.By wire.

You may choose to make premium payments directly to Our Administrative Office or through a pre-authorized transfer from a bank account. You can make Planned Periodic Payments using EFT by:

1.electing the EFT payment option on Your application or providing Us with a bank draft authorization form; and
2.providing Us with a voided check for account and bank routing information.

Monthly Planned Periodic Payments must be made by EFT.
You may change the method of paying premiums at any time without charge.
ADDITIONAL PREMIUMS
Additional premium payments may be made at any time before the Maturity Date while the Policy is in force and may be necessary to prevent Lapse. Additional premium payments or other changes to the Policy can jeopardize a Policy’s tax status. We will notify an Owner if a premium payment may result in a Policy becoming a MEC, and will refund any portion of any premium payment We determine to be in excess of the premium limit established by law to qualify the Policy as life insurance.
Unless You specify otherwise in a Written Notice, We will consider any unplanned premium payment made while a loan is outstanding as a loan repayment.
Premium payments received in good order are credited to Your Policy on the business day We receive them at Our Administrative Office. However, payments received at Our Administrative Office without all of the information necessary to process them may postpone the crediting of Your payment to Your Policy. In addition, if Your check is received without the necessary information We need to process it, processing delays will occur as We attempt to contact You to get the necessary information.

In all cases, We will accept additional premium necessary to prevent the Policy from lapsing.

HOW YOUR POLICY CAN LAPSE

Failure to pay Planned Periodic Premium Payments will not necessarily cause a Policy to Lapse (terminate without value). Nor will paying all Planned Periodic Premium Payments necessarily prevent a Policy from lapsing. Unless the Policy is in a Lapse Protection Benefit Period (see LAPSE PROTECTION BENEFIT RIDER), the Policy will Lapse if the Net Surrender Value is not sufficient to cover the Monthly Deduction. More specifically, the Policy will be in default and a Grace Period will begin if the Net Surrender Value on any Monthly Anniversary Day is less than the amount of the Monthly Deduction due on that date. This could happen if investment experience has been sufficiently unfavorable that it has resulted in a decrease in Net Surrender Value or the Net Surrender Value has decreased because the Owner has not paid sufficient Net Premium Payments to offset prior Monthly Deductions.
The Owner has a 61-day Grace Period to make a payment of premium at least sufficient to keep the Policy in force for two Policy months following the end of the Grace Period. We will mail to the Owner and to any assignee of record at their last known Address(es) of Record, notice of the premium payment or loan repayments required to prevent Lapse and to keep the Policy in force for two Policy months following the end of the Grace Period. Coverage under the Policy will continue during the Grace Period. If the Insured dies during the Grace Period, the Death Benefit payable to the Beneficiary(ies) will reflect a reduction for the Monthly Deductions due on or before the date of the Insured’s death as well as any Loan Amount or liens. Unless the amount of premium stated in the notice is paid before the Grace Period ends, the Policy will Lapse and all coverage under the Policy will end. (For this purpose, We consider payments mailed to Us as being received by Us on the date they are post-marked.) Policy Lapse may have tax consequences. See TAXES.
Attained Age 120. On the Monthly Anniversary Day immediately following the Insured’s reaching Attained Age 120, the Policy will not enter the Grace Period or Lapse, even if the Surrender Value is insufficient to cover the Monthly Deduction due on the Monthly Anniversary Day. The Policy will remain in force until the death of the Insured, and the Death Benefit will equal the Death Benefit at Attained Age 120 minus any Loan Amount.
Reinstatement. If Your Policy lapses, You have up to three (3) years from the end of the Grace Period and while the Insured is living, to request reinstatement of Your Policy. You cannot reinstate a Policy that has been surrendered. Reinstatement allows You to keep Your original Policy Date, and the surrender charge is determined using that Policy Date.
To reinstate Your Policy, You must:

1.provide Us satisfactory evidence of insurability;
2.pay premium in an amount sufficient to result (along with any loan repayments) in a positive Net Surrender Value; and
3.pay premium that results in Net Premium Payments in an amount that covers or exceeds the amount of Monthly Deductions for at least three months following the reinstatement date.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR POLICY

WITHDRAWALS
After the first Policy Year, You can request a cash withdrawal of a portion of Your Net Surrender Value subject to certain conditions. The minimum withdrawal amount is $250. The maximum withdrawal amount is equal to Your Net Surrender Value minus three months’ worth of Policy charges.
If an Owner takes a withdrawal, We will reduce the number of Units in the Subaccounts and/or the value of the Fixed Account. As a result, withdrawals, especially those taken during periods of poor investment performance by the Subaccounts, could considerably reduce or eliminate some benefits or guarantees of the Policy. Making a withdrawal may:
1.Reduce Your Policy’s Specified Amount.

2.Reduce the Death Benefit paid to Your Beneficiary(ies).
3.Make Your Policy susceptible to Lapse.
4.Cause Your Policy to lose its tax status.
5.Trigger federal income taxes and possibly a penalty tax.

Withdrawal requests made by Written Notice received at Our Administrative Office before the NYSE closes, are priced using the Subaccount Unit value determined at the close of that regular business session of the NYSE (usually, 4:00 p.m. Eastern Time). If We receive the Written Notice at Our Administrative Office after the NYSE closes, or on a day that the NYSE is not open for trading, We will process the withdrawal request using the Subaccount Unit value determined at the close of the next regular business session of the NYSE. Your request must be submitted in good order to avoid a delay in processing the transaction.
Unless otherwise indicated in the request for a withdrawal, We will deduct amounts withdrawn and any withdrawal processing fees based on the allocation of Monthly Deductions. If that is not possible, then We will deduct withdrawals and any related withdrawal processing fee from the Subaccount Values and Fixed Policy Value based on the proportion that each

Subaccount Value and the Fixed Policy Value bear to the Policy Value (excluding the Loan Account Value). If an Owner requests a decrease in Specified Amount as of the same date as a withdrawal, We will effect the withdrawal after the requested decrease in Specified Amount.
We currently do not assess a charge for withdrawals but reserve the right to charge a processing fee of $25 for each withdrawal taken. In addition, We reserve the right to reject a withdrawal request that would cause the Specified Amount of a Policy to be reduced below a minimum amount shown in Your Policy. We also reserve the right to reject any withdrawal request that would reduce the Specified Amount below the minimum We require for Policy issue or that would disqualify the Policy as life insurance under tax law.
SURRENDER
You may end the insurance coverage under this Policy and receive the Net Surrender Value (the Policy Value minus any applicable surrender charges and any Loan Amount) at any time by sending Written Notice to Us while the Insured is living and the Policy is in force. Once a Policy is surrendered, all coverage and other benefits under it cease and it cannot be reinstated.
We will compute the Surrender Value as of the date We receive Your Written Notice in good order at Our Administrative Office. We will make a single sum payment to you, unless You request an alternate settlement option by Written Notice. We have the right to postpone payment as permitted by law.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees and charges that You will pay (directly or indirectly) when buying, owning and surrendering or making withdrawals from Your Policy. If the amount of the charge depends on the personal characteristics of the Insured, the fee table lists the minimum and maximum charges We assess under the Policy, as well as the fees and charges of a typical Insured, with the characteristics set forth in the table. These fees and charges may not be typical of the fees and charges that You will pay. Please refer to your Policy for information about the specific fees You will pay each year based on the options you have elected.
The first table describes the fees and charges that you will pay at the time you buy the Policy, pay premiums, make withdrawals from the Policy, surrender the Policy, or transfer Policy Value among the Subaccounts and (if available) the Fixed Account.
TRANSACTION FEES

Charge	When Charge is Deducted	For Policies Issued Prior to November 5, 2019 (1)		For Policies Issued on or after November 5, 2019
		Amount Deducted		Amount Deducted
		Guaranteed Charge	Current Charge	Guaranteed Charge	Current Charge
PREMIUM CHARGE	Upon payment of each premium	15%	10%	15%	10%
SURRENDER CHARGE (2)	At the time of any surrender during the first 15 Policy Years
Minimum Charge		$4.02 per $1,000 of Initial Specified Amount	$4.02 per $1,000 of Initial Specified Amount	$3.46 per $1,000 of Initial Specified Amount	$3.46 per $1,000 of Initial Specified Amount
Maximum Charge		$58.55 per $1,000 of Initial Specified Amount	$58.55 per $1,000 of Initial Specified Amount	$58.49 per $1,000 of Initial Specified Amount	$58.49 per $1,000 of Initial Specified Amount
Charge for 45-year-old Male Standard Non-Tobacco user (3)		$39.97 per $1,000 of Initial Specified Amount	$39.97 per $1,000 of Initial Specified Amount	$36.25 per $1,000 of Initial Specified Amount	$36.25 per $1,000 of Initial Specified Amount
WITHDRAWAL PROCESSING FEE	Upon each withdrawal	$25	Currently Waived	$25	Currently Waived
TRANSFER PROCESSING FEE	Upon each transfer in excess of 24 transfers in a Policy Year	$25	Currently Waived	$25	Currently Waived
ADDITIONAL ILLUSTRATION CHARGE	Upon request for more than one illustration in a Policy Year	$25	Currently Waived	$25	Currently Waived
(1)        For Policies issued prior to November 5, 2019, the Guaranteed and Current Surrender charges may be higher due to the mortality tables used. For more information, see, “Monthly Cost of Insurance Charge” in CHARGES AND FEES.
(2)     A surrender charge is deducted if the Owner surrenders the Policy during the first 15 Policy Years. This charge varies by Policy duration and the Issue Age, Risk Class and if permitted by state law, the sex of the Insured.
(3)    The rates shown are for a 45-year-old male standard non-tobacco user for the first Policy year only. The rates will change each Policy year thereafter to reflect the Insured’s Attained Age and risk class. For more information on the rate that would apply to You, please contact Your registered representative or Us at our Administrative Office.

The table below describes the fees and charges that You will pay periodically during the time that You own the Policy, excluding Fund fees and expenses.

PERIODIC CHARGES OTHER THAN ANNUAL FUND EXPENSES

Charge	When Charge is Deducted	For Policies Issued Prior to November 5, 2019		For Policies Issued on or after November 5, 2019
		Amount Deducted		Amount Deducted
		Guaranteed Charge	Current Charge	Guaranteed Charge	Current Charge
ADMINISTRATIVE CHARGE	On the Policy Date and on each Monthly Anniversary Day	$60	$20	$60	$20
EXPENSE CHARGE	On the Policy Date and on each Monthly Anniversary Day
Minimum Charge	For Policy Years 1-20	$0.03 per $1,000 of initial Specified Amount	$0.03 per $1,000 of initial Specified Amount	$0.03 per $1,000 of initial Specified Amount	$0.03 per $1,000 of initial Specified Amount
Maximum Charge	For Policy Years 1-20	$2.17 per $1,000 of initial Specified Amount	$1.67 per $1,000 of initial Specified Amount	$2.17 per $1,000 of initial Specified Amount	$1.67 per $1,000 of initial Specified Amount
Charge for 45-year-old Male Standard Non-Tobacco user (1)	For Policy Year 1	$0.23 per $1,000 of Initial Specified Amount	$0.18 per $1,000 of Initial Specified Amount	$0.23 per $1,000 of Initial Specified Amount	$0.18 per $1,000 of Initial Specified Amount
COST OF INSURANCE (2) (without extra ratings)(3)	On the Policy Date and on each Monthly Anniversary Day
Minimum Charge		$0.04 per $1,000 of Net Amount at Risk	$0.01 per $1,000 of Net Amount at Risk	$0.03 per $1,000 of Net Amount at Risk	$0.01 per $1,000 of Net Amount at Risk
Maximum Charge		$83.33 per $1,000 of Net Amount at Risk	$43.13 per $1,000 of Net Amount at Risk	$83.33 per $1,000 of Net Amount at Risk	$38.81 per $1,000 of Net Amount at Risk
Charge for 45-year-old Male Standard Non-Tobacco user (1)		$0.19 per $1,000 of Net Amount at Risk	$0.05 per $1,000 of Net Amount at Risk	$0.15 per $1,000 of Net Amount at Risk	$0.05 per $1,000 of Net Amount at Risk
MONTHLY VARIABLE POLICY VALUE CHARGE	On the Policy Date and on each Monthly Anniversary Day	For All Policy Years: 0.075% of Variable Policy Value	For Policy Years 1-10: 0.075% of Variable Policy Value For Policy Years 11+: 0.0375% of Variable Policy Value	For All Policy Years: 0.075% of Variable Policy Value	For Policy Years 1-10: 0.075% of Variable Policy Value For Policy Years 11+: 0.0375% of Variable Policy Value

Charge	When Charge is Deducted	For Policies Issued Prior to November 5, 2019		For Policies Issued on or after November 5, 2019
		Amount Deducted		Amount Deducted
		Guaranteed Charge	Current Charge	Guaranteed Charge	Current Charge
LOAN INTEREST SPREAD	On each Policy Anniversary, or earlier, as applicable	1%	1%	1%	1%
LAPSE PROTECTION BENEFIT RIDER EXPENSE CHARGE	On the Policy Date and on each Monthly Anniversary Day
Minimum Charge	For Policy Years 1-20	$0.11 per $1,000 of Initial Specified Amount	$0.08 per $1,000 of Initial Specified Amount	$0.11 per $1,000 of Initial Specified Amount	$0.08 per $1,000 of Initial Specified Amount
Maximum Charge	For Policy Years 1-20	$0.97 per $1,000 of Initial Specified Amount	$0.75 per $1,000 of Initial Specified Amount	$0.97 per $1,000 of Initial Specified Amount	$0.75 per $1,000 of Initial Specified Amount
Charge for 45-year-old Male Standard Non-Tobacco user (1)	For Policy Years 1-20	$0.32 per $1,000 of Initial Specified Amount	$0.25 per $1,000 of Initial Specified Amount	$0.32 per $1,000 of Initial Specified Amount	$0.25 per $1,000 of Initial Specified Amount
ACCELERATED DEATH BENEFIT FOR CHRONIC ILLNESS PLUS RIDER	On the Policy Date and on each Monthly Anniversary Day
Minimum Charge		$0.00 per $1,000 of Net Amount Risk	$0.00 per $1,000 of Net Amount Risk	$0.00 per $1,000 of Net Amount Risk	$0.00 per $1,000 of Net Amount Risk
Maximum Charge		$4.62 per $1,000 of Net Amount at Risk	$4.62 per $1,000 of Net Amount at Risk	$4.62 per $1,000 of Net Amount at Risk	$4.62 per $1,000 of Net Amount at Risk
Charge for 45-year-old Male Standard Non-Tobacco user (1)	For Policy Year 1	$0.02 per $1,000 of Net Amount at Risk	$0.02 per $1,000 of Net Amount at Risk	$0.02 per $1,000 of Net Amount at Risk	$0.02 per $1,000 of Net Amount at Risk

(1)     The rates shown are for a 45-year-old male standard non-tobacco user for the first Policy Year only. The rates will change each Policy year thereafter to reflect the Insured’s Attained Age and risk class. For more information on the rate that would apply to You, please contact Your registered representative or Us at our Administrative Office.
(2)    Current cost of insurance rates vary and may change based on a number of factors. See “Monthly Cost of Insurance Charge” in CHARGES AND FEES. The cost of insurance charges shown in the table likely do not represent the charges You will pay. For Policies issued prior to November 5, 2019, the Guaranteed and Current charges may be higher due to the mortality tables used. For more information on the Cost of Insurance Charge that would apply to You, please contact Your registered representative or Us at our Administrative Office.
(3)     We may place an Insured in a substandard Risk Class with extra ratings that reflect higher mortality risks and that result in higher cost of insurance rates. For certain Risk Classes, We may add a surcharge to the cost of insurance rates.

RANGE OF EXPENSES FOR THE FUNDS
The Total Annual Fund Expense Table shows the minimum and maximum total operating expenses (before any fee waiver or expense reimbursement) charged by any of the Funds that you may pay periodically during the time you own a Policy. A complete list of Funds available under the Policy, including their annual expenses, may be found at the back of this document in APPENDIX: PORTFOLIO COMPANIES AVAILABLE UNDER THE POLICY.

Total Annual Fund Expenses	Minimum	Maximum
Total Annual Fund Expenses (total of all expenses that are deducted from Fund assets, including management fees, distribution (12b-1) fees and other expenses)

APPENDIX: PORTFOLIO COMPANIES AVAILABLE UNDER THE POLICY

The following is a list of Funds available under the Policy. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at [www.symetra.com.] You can also request this information at no cost by calling ___________ or by sending an email request to ________________.

The current expenses and performance information below reflects fees and expenses of the Funds, but do not reflect the other fees and expenses that Your Policy charges. Expenses would be higher and performance would be lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance. Updated performance information is available at www.symetra.com or by calling __________________.

TYPE	FUND NAME AND ADVISOR	CURRENT EXPENSES (As of 12/31/2020)	AVERAGE ANNUAL TOTAL RETURN (As of 12/31/2020)
			1 Year	5 Year	10 Year
Domestic Stock Fund	Vanguard VIF - Equity Index Portfolio The Vanguard Group, Inc.
Domestic Stock Fund	Vanguard VIF - Mid-Cap Index Portfolio The Vanguard Group, Inc.
Domestic Stock Fund	Vanguard VIF - Total Stock Market Index Portfolio The Vanguard Group, Inc.

A-1

SUMMARY PROSPECTUS BACK COVER
This Summary Prospectus incorporates by reference the prospectus for the Policy and the Statement of Additional Information (“SAI”), both dated May 1, 2021, as amended or supplemented. The SAI may be obtained, free of charge, in the same manner as the statutory prospectus.

EDGAR Contract Identifier: C000174423